Exhibit 10.2

GARRETT MOTION INC. 2021 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of the [___] day of [_____] (the “Grant Date”) between Garrett Motion Inc., a Delaware corporation (the “Company”), and [_________] (the “Participant”), and is made pursuant to the terms of the Company’s 2021 Long-Term Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Restricted Stock Units. The Company hereby issues to the Participant, as of the Grant Date, [____] restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.

Section 2. Vesting Requirements.

(a) Generally. Except as otherwise provided herein, the RSUs shall vest and become non-forfeitable in equal installments on each of the first five anniversaries of [            ], 20[    ] (each, a “Vesting Date”), subject to the Participant’s continuous service or employment with the Company and its Affiliates (“Service”) from the Grant Date through the applicable Vesting Date.

(b) Termination of Service without Cause, for Good Reason or Retirement Notwithstanding Section 2(a) hereof, in the event of the Participant’s termination of Service by the Company and its Affiliates without Cause (including death or Disability), by the Participant for Good Reason, or upon the Participant’s Retirement then the number of RSUs that would have otherwise vested on the next-scheduled Vesting Date immediately following such termination shall become fully vested, subject to the Participant’s execution of an effective release of claims in accordance with the timeframe set forth therein. Any RSUs that do not become vested pursuant to the foregoing sentence shall be immediately be forfeited and cancelled upon such termination of Service.

(c) Other Terminations of Service. Upon the occurrence of a termination of the Participant’s Service for any reason other than as provided for by this Section , all outstanding and unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all RSUs, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

(d) Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the RSUs will be subject to Section 12 of the Plan.

Section 3. Settlement. As soon as reasonably practicable following the applicable vesting date (and in any event within 60 days following the applicable vesting date), RSUs that become vested and non-forfeitable shall be paid by the Company delivering to the Participant a number of Shares equal to the number of RSUs that vested and became non-forfeitable pursuant to Section 2 hereof.

Section 4. Restrictions on Transfer. No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

Section 5. Investment Representation. The Participant is acquiring the RSUs for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws. The Participant understands and agrees that none of the RSUs may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws. Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.

Section 6. Adjustments. The Award granted hereunder shall be subject to adjustment as provided in Section 4(b) of the Plan.

Section 7. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company or any Affiliate.

Section 8. Tax Withholding. The Award shall be subject to tax and/or other withholding in accordance with Section 13(e) of the Plan.

Section 9. No Rights as a Stockholder; Dividends. The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof. Notwithstanding the foregoing, if the Company declares any dividend the record date of which occurs while the RSUs are outstanding (i.e., have not been settled pursuant to Section 3), the Participant shall be credited a dividend equivalent in an amount and form equal to the dividend that would have been paid on the shares of Common Stock underlying such outstanding RSUs had such shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting, settlement and forfeiture conditions applicable to the underlying RSU with respect to which they relate, and shall vest and be settled only if the underlying RSU vests and is settled, and will be forfeited if the underlying RSU is forfeited.

Section 10. Clawback. Unless prohibited by applicable law, the RSUs, and any shares issued upon settlement of any vested RSUs, will be subject to cancellation, forfeiture or recoupment or repayment, as applicable, if it is determined by the Board that the Participant has engaged in detrimental activity with respect to the Company, whether discovered before or after the Participant’s employment or service period. The Board may also impose such clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 11. Amendment and Termination. Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto. Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 12. Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15. Severance. As a condition to receiving this Award, Participant acknowledges and agrees to the following: (1) following the 2nd anniversary of the Company’s emergence from chapter 11 bankruptcy, the severance entitlements applicable to the Participant under the Garrett Motion Inc. Severance Plan for Designated Officers will no longer apply, and the Participant shall instead be eligible to receive a reduced severance entitlement outlined on Exhibit A (the “New Policy”), subject to the terms and conditions applicable to the New Policy as determined by the Committee or the Board, (2) the Participant hereby waives any right to claim “Good Reason” pursuant to subsections (iii), (v) and (viii) of the definition of Good Reason included in the Garrett Motion Inc. Severance Plan for Designated Officers, (3) the terms of the Award will be governed solely by this Agreement and the Plan and not by any offer letter or severance policy that may be applicable to the Participant, and (4) the Company’s emergence from chapter 11 bankruptcy does not constitute a “change in control” under the Plan or this Agreement or with respect to the Award.

Section 16. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 17. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 18. Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 14 of the Plan.

Section 19. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

Garrett Motion Inc.

By:
Name:
Title:

PARTICIPANT

Participant’s Signature Date

Name:

[Signature Page to Restricted Stock Unit Award Agreement]

EXHIBIT A

SEVERANCE POLICY

Commencing on the second (2nd) anniversary of the Company’s emergence from Chapter 11 or, if later, the Participant’s commencement of employment with the Company, the Participant shall cease participating in any severance policies, plans or arrangements with the Company, including for the avoidance of doubt any severance terms set forth in any offer letter or employment agreement between the Company and Participant, and shall instead be eligible to participate in the new severance policy to be adopted by the Committee and/or Board on the following terms:

Non-Change in Control Qualifying Termination

•

For the Chief Executive Officer, cash severance of no more than 24 months’ base salary plus a pro-rated bonus payment for the year during which the qualifying termination of employment occurs, based on actual performance (or, to the extent required by applicable local law, based on target performance); and

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For all other executive officers, cash severance of no more than 18 months’ base salary plus a pro-rated bonus payment for the year during which the qualifying termination of employment occurs, based on actual performance (or, to the extent required by applicable local law, based on target performance).

Change in Control Qualifying Termination

•

For the Chief Executive Officer, cash severance of no more than 24 months’ base salary, plus two times (2x) such officer’s target bonus, plus a pro-rated bonus payment for the year during which the qualifying termination of employment occurs based on actual performance (or, to the extent required by applicable local law, based on target performance); and

•

For all other executive officers, cash severance of no more than 18 months’ base salary, plus one and one-half times (1.5x) such officer’s target bonus, plus a pro-rated bonus payment for the year during which the qualifying termination of employment occurs based on actual performance (or, to the extent required by applicable local law, based on target performance).

The circumstances that constitute a “Non-Change in Control Qualifying Termination” and a “Change in Control Qualifying Termination” shall be defined in the new severance policy once adopted.